Exhibit 99.1

Press release dated May 1, 2006

WESCORP APPOINTS ROBERT NICOLAY TO BOARD OF DIRECTORS

ALBERTA, CANADA – May 1, 2006 – Mr. Doug Biles, President and CEO of Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce the appointment of Mr. Robert Nicolay to the Board of Directors.

Robert is President of Aurora Borealis Management, an Alberta firm that provides corporate governance, energy investment, operations analysis, strategic development and execution advisory services for public, private and government energy corporations.

Prior to joining Aurora Borealis Management, Robert was President and CEO of ENMAX Corporation. ENMAX is an electric utility owned by the City of Calgary, Alberta. Over the 5 years of his tenure with ENMAX:

•	Energy sales grew by 30%
•	Net Earnings grew by over 225% to $147 million
•	Asset values increased over 215% to $1.71 billion
•	Shareholder equity increased by over 270% to $1.22 billion
•	Average annual Return on Equity grew to 18%

For details of Robert’s experience and future value to Wescorp Energy’s Board of Directors and shareholders, please contact investor relations.

About Wescorp

Wescorp Energy Inc. is a venture capital firm specializing in acquiring energy production and transport technology. We make early strategic investments in oil and gas related businesses in aggressive growth sectors with large emerging markets that have yet to be fully exploited. Our focus is on technologies that improve the management, environmental and economic performance of conventional and unconventional field operations. Our Flowstar division produces advanced gas flow metering devices that deliver greater accuracy, lower overall costs and virtually no maintenance requirement. Our Ellycrack joint-venture is currently developing an advanced low-energy, low-cost upgrading technology based on converting kinetic energy to crack heavy-oil and tar-sands into lighter more valuable grades of crude. Wescorp shares currently trade on the OTCBB under the symbol "WSCE."

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

Nino Plava,

Vice-President Investor Relations & Corporate Communications

Wescorp Energy Inc.

Toll Free: 1.877.247.1975

Office:	1.403.206.3990
Direct:	1.403.262.0756
Cell:	1.403.999.9916
Email:	nplava@wescorpenergy.com
Website:	www.wescorpenergy.com